Exhibit 99.1

EXOPACK HOLDING CORP.

AS COMPANY

AND EACH OF THE GUARANTORS PARTY HERETO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 22, 2013

to the

INDENTURE

DATED AS OF MAY 31, 2011

10% SENIOR NOTES DUE 2018

This FIRST SUPPLEMENTAL INDENTURE, dated as of October 22, 2013 (the “Supplemental Indenture”), by and among Exopack Holding Corp., a Delaware corporation (the “Company”), the Guarantors (as defined herein) and The Bank of New York Mellon Trust Company N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture, dated as of May 31, 2011 (the “Indenture”), providing for the issuance of dollar-denominated 10% Senior Notes due 2018;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend or supplement certain terms and covenants contained in the Indenture and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class;

WHEREAS, upon the terms and subject to the conditions set forth in its Consent Solicitation Statement, dated as of October 10, 2013 (the “Consent Solicitation Statement”), the Company has been soliciting Consents (as defined in the Consent Solicitation Statement) of the Holders of Notes to the Proposed Amendments (as defined in the Consent Solicitation Statement) to the Indenture and other authorizations set forth herein (and to the execution of this Supplemental Indenture), and the Company has now obtained such written consents from the Holders of at least a majority in principal amount of the outstanding Notes voting as a single class, and as such, this Supplemental Indenture, the amendments set forth herein and the Trustee’s entry into this Supplemental Indenture are authorized pursuant to Section 9.02 of the Indenture; and

WHEREAS, pursuant to Sections 9.02 and 9.05 of the Indenture, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken by the Company and the Guarantors.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee each mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1.	Capitalized Terms.

Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

Section 2.	Effectiveness; Conditions Precedent.

(a) The Company represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Section 9.02 of the Indenture) have been satisfied in all respects. Pursuant to Section 9.02 of the Indenture, the Holders of at least a majority in principal amount of the outstanding Notes voting as a single class have authorized and directed the Trustee to execute this Supplemental Indenture. The Company and the Trustee are on this date executing this Supplemental Indenture which will become effective on the date hereof.

(b) The amendments set forth in Section 3 hereof shall become operative in respect of all of the Notes, and the terms of the Indenture shall be amended, supplemented, modified or deleted as provided for in Sections 3 through Section 5 below, only upon (i) the satisfaction or waiver of all of the conditions to the Consent Solicitation (as set forth in the Consent Solicitation Statement) and (ii) payment of the Early Consent Fee and Consent Fee (each as defined in the Consent Solicitation Statement), as applicable, in respect of all Notes that have provided such valid Consents. If the conditions set forth in the preceding sentence have not occurred on or prior to 5:00 p.m., New York City time on November 22, 2013, this Supplemental Indenture shall terminate immediately without having given effect to any amendments contained in Sections 3 through Section 5 hereof and without the need for further action hereunder or thereunder.

(c) Once the amendments set forth in Section 3 hereof become operative as described in (b) above, Holders of Notes that have tendered their consent will be assigned a temporary CUSIP number for their Notes subject to such consent (the “Consenting Notes”) which is a different CUSIP number from the one under which they currently hold their Notes, and the Global Notes representing the Consenting Notes will bear the Private Placement Legend as set forth in the Indentue. Following the expiration of the restricted period applicable to such Notes, to the exent legally permissible and no longer required in order to maintain compliance with the Securities Act, the Company will arrange for the Private Placement Legend to be removed and the temporary CUSIP number(s) will revert to the original CUSIP number for the Notes.

(d) Pursuant to Section 2.13 of the Indenture, the Company hereby notifies the Trustee of the change of CUSIP numbers for the Consenting Notes.

Section 3.	Amendments to the Indenture.

Pursuant to Section 9.02 of the Indenture and subject to Section 2(b) hereof, the Company and the Trustee (in the case of the Trustee, acting upon the instructions and directions of the Holders of at least a majority in aggregate principal amount of the outstanding Notes voting as a single class pursuant to Section 9.02 of the Indenture) hereby agree to amend the Indenture, such amendments to be operative at and from such time as the Early Consent Fees and Consent Fees are paid by or on behalf of the Company on the Payment Date (as defined in the Consent Solicitation Statement), as follows:

(a) Section 1.01 of the Indenture will hereby be amended to delete each of the following terms and their corresponding definitions in their entirety:

“ABL Credit Agreement”

“Asset Swap”

“Borrowing Base”

“Cash Management Obligations”

“Cello-Foil”

“Consolidated Cash Flow”

“Consolidated Total Assets”

“Continuing Directors”

“Credit Agreement”

“Domestic Subsidiary”

“Equity Sponsor”

“Existing Indebtedness”

“Foreign Subsidiary”

“Immaterial Subsidiary”

“Legal Holiday”

“Management Agreement”

“Net Income”

“Parent Company”

“Permitted Payments to Parent”

“Pro Forma Cost Savings”

“Transactions”

(b) Section 1.01 of the Indenture will hereby be amended to add the following terms and their corresponding definitions to read as follows:

“Completion Date” means the date on which the amendments to the Indenture pursuant to this Supplemental Indenture become operative.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1) the tax expense (including federal, state, local and foreign income taxes) of such Person and its Restricted Subsidiaries for such period on income, profits or capital (including accruals for tax disputes and re-assessments and business value added tax); plus

(2) the Fixed Charges of such Person and its Subsidiaries which are Restricted Subsidiaries for such period (including amounts excluded from the definition of “Fixed Charges” pursuant to clauses (1) and (5)(c) thereunder); plus

(3) depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other non-cash charges and expenses (including without limitation write downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on the Parent Guarantor and its Restricted Subsidiaries for such period and excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of the Parent Guarantor and its Restricted Subsidiaries for such period; plus

(4) any expenses, charges or other costs related to the issuance of any Capital Stock, or any Investment, merger, option buyout, acquisition, disposition, recapitalization, restructuring or listing or similar transaction or the incurrence of Indebtedness permitted to be incurred under Section 4.09 hereof (or the refinancing or amendment thereof) whether or not successful; plus

(5) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; plus

(6) cash expenses incurred by the Parent Guarantor or any Restricted Subsidiary during such period to the extent reimbursed in cash by any person (other than the Parent Guarantor or any Restricted Subsidiary) during such period; plus

(7) (a) any extraordinary, exceptional, nonrecurring, one-off or unusual expenses or losses or any charges (in each case as determined in good faith by the by the Board of Directors or a member of senior management of the Parent Guarantor), including any signing, retention, or completion bonuses, severance expenses, costs related to investigations and curtailments or modifications to pension or post-retirement plans and the financial loss of any natural disasters (to the extent such amounts are not duplicative with any insurance proceeds received in relation to such natural disaster), (b) any charges or reserves in respect of any integration, and (c) the proceeds of business interruption insurance (to the extent such amounts are not duplicative with any loss or charge relating to the same event that was otherwise added back); plus

(8) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by Section 4.11 hereof; plus

(9) the amount of “run-rate” cost savings projected by the Parent Guarantor in good faith and certified by the chief financial officer of the Parent Guarantor to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (a) the chief financial officer of the Parent Guarantor shall have certified that (i) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (ii) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Parent Guarantor to be realized within 12 months, (b) no cost savings shall be added pursuant to this definition to the extent duplicative of any expenses or charges relating to such cost savings that are included in this definition to the extent duplicative of any expenses or charges relating to such expense and cost reductions and synergies that are duplicative of any pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”, “Consolidated Leverage Ratio” or “Consolidated Senior Secured Leverage Ratio,” as applicable, and (c) the aggregate amount of all adjustments made pursuant to this clause (9) shall not exceed 10% of such person’s consolidated EBITDA for such period after giving effect to any adjustments made pursuant to this clause (9); plus

(10) non-cash charges, write downs or other items decreasing such Consolidated Net Income for such period (other than any non-cash items decreasing such Consolidated Net Income pursuant to clauses (1) through (11) of the definition of Consolidated Net Income or any other non-cash items that are reasonably expected to result in, or require pursuant to GAAP, an accrual or reserve for cash charges, costs and/or expenses in any future period); minus

(11) all expenses incurred directly in connection with any early extinguishment of Indebtedness; minus

(12) non-cash charges, write-ups or other items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (1) through (11) of the definition of Consolidated Net Income), other than the reversal of a reserve for cash charges in a future period in the ordinary course of business, with each such items determined on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage” means, with respect to any Person as of any date of determination, the sum without duplication of (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis, plus (2) an amount equal to the greater of the liquidation preference or the maximum fixed redemption or repurchase price of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person.

“Consolidated Leverage Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (1) the Consolidated Leverage of such Person on such date to (2) the Consolidated EBITDA of such Person for such Person’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date.

In addition, for purposes of calculating the Consolidated EBITDA for such period:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of such Person) as if they had occurred on the first day of the four quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Leverage Ratio), will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition, the amount of income or earnings relating thereto or the amount of Consolidated EBITDA associated therewith, the pro forma calculation shall be determined in good faith by a responsible financial or accounting Officer of the Parent Guarantor. For the purposes of this definition and the definition of Consolidated EBITDA, the pro forma calculation may include anticipated expense and cost reductions and synergies as determined in good faith by a responsible financial or accounting Officer of the Parent Guarantor. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Consolidated Senior Secured Leverage” means, with respect to any Person as of any date of determination, the sum, without duplication, of the Senior Secured Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Senior Secured Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (1) the Consolidated Senior Secured Leverage of such Person on such date to (2) the Consolidated EBITDA of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for the purpose of this definition, the “Calculation Date”), then the Consolidated Senior Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four quarter reference period; provided, however, that the pro forma calculation shall not give effect to (i) any Indebtedness incurred on the Calculation Date pursuant to the provisions described in the definition of Permitted Debt (other than clause (16) thereof) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness incurred pursuant to the provisions described in the definition of Permitted Debt (other than clause (16) thereof).

In addition, for purposes of calculating the Consolidated EBITDA for such period:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of such Person) as if they had occurred on the first day of the four quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Senior Secured Leverage Ratio), will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition, the amount of income or earnings relating thereto or the amount of Consolidated EBITDA associated therewith, the pro forma calculation shall be determined in good faith by a responsible financial or accounting Officer of the Parent Guarantor. For the purposes of this definition and the definition of Consolidated EBITDA, the pro forma calculation may include anticipated expense and cost reductions and synergies. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that, in each case, does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Currency Exchange Protection Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar or agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates as to which such Person is a party.

“Equity Offering” means a sale (other than to the Parent Guarantor or any of its Subsidiaries) of Capital Stock (1) that is a sale of Capital Stock of the Parent Guarantor (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the US Securities Act or any similar offering in other jurisdictions, or (2) the proceeds of which are contributed as Subordinated Shareholder Debt or to the equity (other than through the issuance of Disqualified Stock) of the Company or any Guarantor.

“Equity Proceeds Debt” means Indebtedness in an aggregate outstanding principal amount that, when taken together with any Permitted Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to clause (20) of Section 4.09(b) hereof and then outstanding, will not exceed 100% of the net cash proceeds received by the Parent Guarantor from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than, in connection with the issuance of Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Parent Guarantor, in each case, subsequent to the Completion Date; provided, however, that (a) any such net cash proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a) and clauses (2), (4) and (9) of Section 4.07(b) to the extent the Parent Guarantor and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (b) any net cash proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to clause (20) of Section 4.09(b) to the extent the Parent Guarantor or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.07(a) and clauses (2), (4) and (9) of Section 4.07(b) in reliance thereon.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“European ABL Facilities” means the receivables and inventory facilities to be entered into on or about the Completion Date among, inter alios, GE Capital Bank Limited, GE Capital Bank AG, GE Factofrance, Kobusch UK Limited, Paragon Labels Limited, Paragon Flexible Packaging Limited, Britton Taco Limited, Britton Decoflex Limited, Britton Merlin Limited, Britton Flexibles France, Britton Reuther GmbH & Co KG, Kobusch-Sengewald GmbH, Paccor Deutschland GmbH and Paccor Packaging Deutschland GmbH, under which no more than $175.0 million (equivalent) may be outstanding at one time, as may be amended, restated, supplemented, refinanced, reviewed or replaced from time to time.

“Excluded Contributions” means the net cash proceeds received by the Parent Guarantor after the Completion Date from:

(1) capital contributions to its equity (other than through the issuance of Disqualified Stock); and

(2) the sale (other than to a Subsidiary of the Parent Guarantor) of Capital Stock (other than Disqualified Stock) of the Parent Guarantor,

in each case designated as “Excluded Contributions” pursuant to an Officer’s Certificate of the Parent Guarantor (which shall be designated no later than the date on which such Excluded Contribution has been received by the Parent Guarantor), the net cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(C)(ii) hereof.

“Exopack Holdings Notes” means the senior notes to be issued by Exopack Holdings S.A. on or about the Completion Date in an amount of up to $1,000 million less the amount available under the New Term Loan on the Completion Date.

“Initial Public Offering” means the first Public Equity Offering of common stock or common equity interests of the Parent Guarantor or any Parent Holdco of the Parent Guarantor (the “IPO Entity”) following which there is a Public Market.

“Investment Grade Status” shall occur when the Notes are rated “Baa3” or better by Moody’s and “BBB–” or better by S&P (or, if either such entity ceases to rate the Notes, the equivalent investment grade credit rating from any other Rating Agency).

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees, managers or consultants of the Parent Guarantor or any Restricted Subsidiary:

(1) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(2) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3) in the case of this clause (3), not exceeding $2.5 million in the aggregate outstanding at any time.

“Management Fees” means:

(1) customary annual fees for the performance of monitoring services by the Sponsor or any of their respective Affiliates for the Parent Guarantor or any Restricted Subsidiary; provided that such fees will not, in the aggregate, exceed $9.5 million per annum;

(2) customary fees and related expenses for the performance of transaction, management, consulting, financial or other advisory services or underwriting, placement or other investment banking activities, including in connection with mergers, acquisitions, dispositions or joint ventures, by the Sponsor or any of their respective Affiliates for the Parent Guarantor or any of its Restricted Subsidiaries, which payments in respect of this clause (2) have been approved by a majority of the disinterested members of the Board of Directors of the Parent Guarantor, or termination fees in respect of the foregoing and in connection with an Initial Public Offering; provided that the amount of such termination fee shall reduce the amount included under Section 4.07(a)(C)(ii); and

(3) out-of-pocket expenses incurred in connection with (1) and (2).

“Market Capitalization” means an amount equal to (1) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (2) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc.

“New ABL Facilities” means the North American ABL Facility and the European ABL Facilities.

“New Term Loan” means that certain credit agreement to be dated on or about the Completion Date, by and among, inter alios, Goldman Sachs Bank USA, as administrative and collateral agent, the Parent Guarantor, the obligors named therein and the lenders party thereto, providing for term loan borrowings of up to $1,000 million less the amount of Exopack Holdings Notes issued on the Completion Date, as further amended, restated, supplemented, refinanced or replaced from time to time.

“North American ABL Facility” means the third amended and restated credit agreement, dated as of May 31, 2011 which is to be further amended and restated on or about the Completion Date, by and among Exopack, LLC, Cello-Foil Products, Inc., Exopack Performance Films Inc., and Exopack-Newmarket, Ltd. as borrowers, and the other persons party thereto that are designated as credit parties and General Electric Capital Corporation, as U.S. agent, U.S. L/C issuer and U.S. lender, and GE Canada Finance Holding Company, as Canadian agent, Canadian L/C issuer and Canadian lender, and the other financial institutions party thereto, as lenders, as further amended, restated, supplemented, refinanced or replaced from time to time.

“Parent” means Exopack Intermediate Holdings S.ár.l., and any successors thereto.

“Parent Guarantor” means Exopack Holdings S.A., and any successors thereto.

“Parent Holdco” means any Person (other than a natural person) which legally and beneficially owns more than 50% of the Voting Stock and/or Capital Stock of another Person, either directly or through one or more Subsidiaries.

“Permitted Holders” means, collectively, (1) the Sponsor, (2) the Related Parties of persons specified in clauses (1), (2) and (3) of this definition, (3) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the Parent Guarantor or any Parent Holdco of the Parent Guarantor, acting in such capacity and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the US Exchange Act or any successor provision) of which any of the foregoing (including any Persons mentioned in the following sentence) are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the persons referred to in clauses (1) and (2) above and such Persons referred to in the following sentence, collectively, have beneficial ownership of more than 50% of the total Voting Stock of the Parent Guarantor or any of its direct or indirect parent companies held by such group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Parent Payments” means, the declaration and payment of dividends or other distributions, or the making of loans, by the Parent Guarantor or any of its Restricted Subsidiaries to any Parent Holdco of the Parent Guarantor in amounts and at times required to pay:

(1) franchise fees and other fees, taxes (other than taxes measured by income) and expenses required to maintain the corporate existence of any Parent Holdco of the Parent Guarantor;

(2) general corporate overhead expenses of any Parent Holdco to the extent such expenses are attributable to the ownership, directly or indirectly, or operation of the Parent Guarantor and its Restricted Subsidiaries or related to the proper administration of such Parent Holdco (including fees and expenses properly incurred in the ordinary course of business to auditors and legal advisors and payments in respect of services provided by directors, officers or employees);

(3) any income taxes, to the extent such income taxes are attributable to the income of the Parent Guarantor and any of its Restricted Subsidiaries, taking into account any currently utilizable net operating loss carryovers and other tax attributes, and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(4) costs (including all professional fees and expenses) incurred by any Parent Holdco in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries, including in respect of any reports filed with respect to the US Securities Act, US Exchange Act or the respective rules and regulations promulgated thereunder;

(5) fees and expenses of any Parent Holdco incurred in relation to any public offering or other sale of Capital Stock or Indebtedness (a) where the net proceeds of such offering or sale are intended to be received by or contributed to the Parent Guarantor or any of its Restricted Subsidiaries; (b) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or (c) otherwise on an interim basis prior to completion of such offering so long as any Parent Holdco will cause the amount of such expenses to be repaid to the Parent Guarantor or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(6) customary indemnification obligations owing by any Parent Holdco to directors, officers, employees or other Persons under any charter or by-laws or pursuant to written agreements with any such Person; and

(7) in the case of this clause (7), not to exceed $1 million in any 12 month period.

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Luxembourg, the Netherlands, Sweden and the United Kingdom, but not including Greece, Ireland, Italy, Portugal, Spain or any country which became or becomes a member of the European Union after January 1, 2004.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or similar debt securities issued (1) in a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Equity Offering” means, with respect to any Person, a bona fide underwritten primary public offering of the shares of common stock or common equity interests of such Person, either:

(1) pursuant to a flotation on any nationally recognized regulated stock exchange or listing authority in the United States or a member state of the Pre-Expansion European Union; or

(2) pursuant to an effective registration statement under the US Securities Act (other than a registration statement on Form S-8 or otherwise relating to Equity Interests issued or issuable under any employee benefit plan).

“Public Market” means any time after:

(1) a Public Equity Offering of the IPO Entity has been consummated; and

(2) at least 20% of the total issued and outstanding shares of common stock or common equity interests of the IPO Entity has been distributed to investors other than the Permitted Holders or their Related Parties or any other direct or indirect shareholders of the Parent Guarantor as of the Issue Date.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Parent Guarantor or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Parent Guarantor or any of its Restricted Subsidiaries pursuant to which the Parent Guarantor or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity or (b) any other Person, or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Parent Guarantor or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables, the bank accounts into which the proceeds of such Receivables are collected and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations or invoice discounting facilities involving Receivables.

“Rating Agencies” means:

(1) S&P; and

(2) Moody’s; or

(3) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, despite the Parent Guarantor using its commercially reasonable efforts to obtain such a rating, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the US Exchange Act, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods and services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible”, or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person formed for the purpose of engaging in a Qualified Receivables Transaction in which the Parent Guarantor or any Subsidiary of the Parent Guarantor makes an Investment and to which the Parent Guarantor or any Subsidiary of the Parent Guarantor transfers Receivables and related assets) in which the Parent Guarantor or any Restricted Subsidiary makes an Investment and to which the Parent Guarantor or any Restricted Subsidiary transfers Receivables and related assets, which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Parent Guarantor (as provided below) as a Receivables Entity and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Parent Guarantor or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Parent Guarantor or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Parent Guarantor or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Parent Guarantor nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Parent Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Guarantor, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Parent Guarantor nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels or operating results.

(4) Any such designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Trustee by promptly filing with the Trustee a certified copy of the resolution of the Board of Directors of the Parent Guarantor giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Secured Indebtedness” means, with respect to any Person as of any date of determination, any Indebtedness of such Person and its Restricted Subsidiaries that is secured by a Lien and any Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, determined on a consolidated basis in accordance with GAAP. For the purposes of this definition, any Indebtedness incurred pursuant to the indenture governing the Exopack Holdings Notes, to the extent such Indebtedness is not secured by a Lien, shall not be deemed to be Senior Secured Indebtedness.

“Sponsor” means Sun Capital Partners Inc. and its Affiliates from time to time or any investment vehicle, trust, fund, company or partnership owned, managed or advised by any of Sun Capital Partners, Inc. or any such Affiliate or holder of a beneficial economic ownership interest in any such trust, or any limited partner of any such fund, company or partnership.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent Guarantor or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions.

“Subordinated Shareholder Debt” means, collectively, any debt provided to the Parent Guarantor by any direct or indirect parent of the Parent Guarantor or any Permitted Holder or Related Party, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Debt; provided that such Subordinated Shareholder Debt:

(1) does not (including upon the happening of any event) mature or require any amortization, redemption or other payment of principal prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Equity Interests of the Parent (other than Disqualified Stock) or for any other security or instrument meeting the requirements of this definition);

(2) does not (including upon the happening of any event) require the payment of cash interest or other cash amounts prior to the first anniversary of the maturity of the Notes;

(3) does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the maturity of the Notes;

(4) is not secured by a Lien on any assets of the Parent Guarantor or a Restricted Subsidiary and is not guaranteed by any Subsidiary of the Parent Guarantor;

(5) is contractually fully subordinated and junior in right of payment to the Notes and is subject to subordination, payment blockage and enforcement limitations such that:

(a) the Parent Guarantor shall make no payment in respect of such Subordinated Shareholder Debt (whether in cash, securities or otherwise) and may not acquire such Subordinated Shareholder Debt, in each case, except as permitted by the Indenture until the prior payment in full in cash of all obligations in respect of the Notes, the Note Guarantees or otherwise pursuant to the Indenture;

(b) upon any total or partial liquidation, dissolution or winding up of the Company or in any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, Holders of Notes will be entitled to receive payment in full in cash of the obligations under the Notes, the Note Guarantees and the Indenture before the providers of such Subordinated Shareholder Debt will be entitled to receive any payment in respect of such Subordinated Shareholder Debt; and

(c) such Subordinated Shareholder Debt may not be amended such that it would cease to qualify as Subordinated Shareholder Debt until a date that is after the prior payment in full in cash of all obligations in respect of the Notes, the Note Guarantees and the Indenture;

(6) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Company with its obligations under the Notes and the Indenture; and

(7) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Capital Stock (other than Disqualified Stock) of the Company;

provided, however, that if any event or circumstance results in such Indebtedness ceasing to qualify as Subordinated Shareholder Debt, such Indebtedness shall constitute an incurrence of such Indebtedness by the Company.

“Subordination Agreement” means that certain subordination agreement dated on or around the Completion Date, between, among others, the Parent Guarantor, the Parent, and the Trustee.

“Surviving Local Facilities” means those facilities described in Annex A to the Consent Solicitation Statement under the heading “Description of Certain Indebtedness—Continuing Credit Arrangements.”

“Tax” means any present and future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additions thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax).

“Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Total Assets” means the total assets of the Parent Guarantor and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet (excluding the notes thereto) of the Parent Guarantor.

“U.S. Government Obligations” means securities that are (1) direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America, for the timely payment of which its full faith and credit is pledged or (2) obligations (or certificates representing an ownership interest in such obligations) of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, rated at least “A-1” by S&P or “P-1” by Moody’s, and which are not callable or redeemable at the option of the issuer thereof.

(c) The following definitions in Section 1.01 of the Indenture will hereby be amended in their entirety to read as follows:

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets by the Parent Guarantor or any of its Restricted Subsidiaries, provided that the sale, lease or conveyance of all or substantially all of the assets of the Parent Guarantor shall be governed by Section 5.03 and not by Section 4.10 hereof; and

(2) the issuance of Equity Interests by any of the Parent Guarantor’s Restricted Subsidiary or the sale by the Parent Guarantor or any of its Restricted Subsidiaries of Equity Interests in any of the Parent Guarantor’s Subsidiaries (in each case, other than directors’ qualifying shares or other shares required by law to be held by a third party).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2) a transfer of assets or Equity Interests between or among the Parent Guarantor and any Restricted Subsidiary;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Parent Guarantor to the Parent Guarantor or to another Restricted Subsidiary;

(4) the sale, lease, discount, license or other transfer of accounts receivable, inventory, trading stock and other assets in the ordinary course of business, the abandonment, sale or other disposition of damaged, worn out, surplus or obsolete assets or assets or intellectual property that are, or the liquidation of any immaterial Subsidiary that is in the reasonable judgment of the Parent Guarantor, no longer economically practicable to maintain or useful in the conduct of business of the Parent Guarantor and its Restricted Subsidiaries taken as a whole;

(5) licenses, sublicenses, subleases, assignments or other disposition by the Parent Guarantor or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) the granting of Liens not prohibited by Section 4.12 hereof;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(10) the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Parent Guarantor or any Restricted Subsidiary to such Person) related to such assets;

(13) any unwinding or termination of Hedging Obligations not for speculative purposes;

(14) the disposition of assets of the Parent Guarantor or any Restricted Subsidiary which are seized, expropriated or compulsorily purchased by or by the order of any central or local government authority and which could not be reasonably expected to have a material adverse effect on the Parent Guarantor or any Restricted Subsidiary; provided, that any Net Proceeds received are applied in compliance with Section 4.10 hereof;

(15) any sale or disposition of receivables and related assets in connection with any Qualified Receivables Transaction and any factoring in the ordinary course of business;

(16) any sale pursuant to a financing transaction of property built or acquired by the Parent Guarantor or any Restricted Subsidiary after the Issue Date, including sale-and-leaseback and asset securitizations permitted by the Indenture;

(17) any disposition of Capital Stock, Indebtedness or other securities of any Unrestricted Subsidiary;

(18) sales of assets received by the Parent Guarantor or any Restricted Subsidiary upon the foreclosure of a Lien in favor of the Parent Guarantor or any Restricted Subsidiary; and

(19) transactions of the type subject to Section 5.01 hereof or a transaction that constitutes a Change of Control.

“Bankruptcy Law” means (a) Title 11 of the U.S. Code (as may be amended from time to time) or (b) any other law of the United States (or any political subdivision thereof), Canada (or any political subdivision thereof), Luxembourg (or any political subdivision thereof), England (or any political subdivision thereof), Germany (or any political subdivision thereof), Austria (or any political subdivision thereof), Finland (or any political subdivision thereof), Poland (or any political subdivision thereof) or the laws of any other relevant jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the US Exchange Act as in effect on the Completion Date, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the US Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors or managers of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or managers of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee (or Officer) of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in Luxembourg or New York or a place of payment under the Indenture are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the notes thereto) prepared in accordance with GAAP, as in effect as of the Completion Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the Pre-Expansion European Union, the United States of America, Switzerland, Australia or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the Pre-Expansion European Union or the United States of America, Switzerland, Australia or Canada, as the case may be, and which are not callable or redeemable at the Parent Guarantor’s option;

(2) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less (together, the “Bank Deposits”) from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the Pre-Expansion European Union or of the United States of America or any state thereof, Switzerland or Canada or any country in which a Restricted Subsidiary is organized; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another Rating Agency;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(5) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) if (i) following an Initial Public Offering, the Parent Guarantor becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the US Exchange Act, proxy, vote, written notice or otherwise) of, or (ii) prior to an Initial Public Offering, any “person” or “group” of related persons, other than one or more Permitted Holders, has become the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor, provided that for the purposes of this clause, any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which any such person or group is the Beneficial Owner, unless that person or group is not an Affiliate of a Permitted Holder and has the sole voting power with respect to that Voting Stock; or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole to a person (as that term is used in Section 13(d)(3) of the US Exchange Act) other than one or more Permitted Holders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(C)(i), any net income or loss of any Restricted Subsidiary (other than the Company or any Guarantor) will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Guarantor (or the Company or any Guarantor that holds the Equity Interests of such Restricted Subsidiary, as applicable) by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or the Indenture and (c) contractual restrictions in effect on the Completion Date with respect to such Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders of Notes than such restrictions in effect on the Completion Date, except that the Parent Guarantor’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Parent Guarantor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than the Company or any Guarantor), to the limitation contained in this clause);

(3) any net gain or loss realized upon the sale or other disposition of any asset or disposed operations of the Parent Guarantor or any Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor) will be excluded;

(4) any one time non-cash charges or any amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of, or merger or consolidation with, another Person or business or resulting from any reorganization or restructuring involving the Parent Guarantor or its Subsidiaries will be excluded;

(5) the cumulative effect of a change in accounting principles will be excluded;

(6) any extraordinary, exceptional or nonrecurring gains or losses or any charges (in each case as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor) will be excluded;

(7) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded;

(8) any non-cash compensation charge or expenses arising from any grant of stock, stock options or other equity based awards, any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any non-cash net after tax gains or losses attributable to the termination or modification of any employee pension benefit plan and any charge or expense relating to any payment made to holders of equity based securities or rights in respect of any dividend sharing provisions of such securities or rights to the extent such payment was made pursuant to Section 4.07 will be excluded;

(9) any goodwill or other intangible asset impairment charges or write-down and any amortization of intangibles arising from the application of GAAP will be excluded;

(10) all deferred financing costs and related expenses written off and premium paid in connection with any early extinguishment of Indebtedness or Hedging Obligations and any net gain or loss from any write-off or forgiveness of Indebtedness will be excluded and any expenses or charges relating to any Equity Offering, the incurrence of Indebtedness under the Notes and the Term Loan, the combination of various of the Restricted Subsidiaries as Subsidiaries of the Parent Guarantor and the various other corporate and financing transactions in connection therewith will be excluded;

(11) any unrealized foreign currency transaction gains or losses in respect of Indebtedness or other obligations of the Parent Guarantor or any Restricted Subsidiary owing to the Parent Guarantor or any Restricted Subsidiary, any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in any currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies will be excluded; and

(12) any non-cash or capitalized interest (including accreting or pay-in-kind interest) on any Subordinated Shareholder Debt will be excluded.

“Credit Facilities” means with respect to the Parent Guarantor or any of its Subsidiaries, or, for purposes of Section 4.19, Management S.á r.l. & Partners S.C.A. (Luxembourg) or any of its Subsidiaries that is a Parent Holdco of the Parent Guarantor, one or more debt facilities, instruments or arrangements (including the facilities made available under the New Term Loan, the New ABL Facilities, or commercial paper facilities and overdraft facilities) or commercial paper facilities or indentures or trust deeds or note purchase agreements or receivables or factoring facilities, in each case, with banks, other institutions, funds or investors, providing for revolving credit loans, term loans, letters of credit, bonds, notes debentures or other corporate debt instruments or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustees or other banks or institutions and whether provided under the New Term Loan, the New ABL Facilities or one or more other credit or other agreements, indentures, financing agreements or otherwise) and, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Parent Guarantor as additional borrowers, issuers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder (provided that such Subsidiaries are or become the Company or a Guarantor) or (4) otherwise altering the terms and conditions thereof.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Guarantor or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by the Parent Guarantor’s chief executive officer, chief financial officer or responsible accounting or financial officer of the Parent Guarantor.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of (1) the Consolidated EBITDA of such Person for such period to (2) the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (for the purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Parent Guarantor) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period provided, however, that the pro forma calculation shall not give effect to (i) any Indebtedness incurred on the Calculation Date pursuant to the provisions described in the definition of Permitted Debt (other than clause (16) thereof) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness incurred pursuant to the provisions described in the definition of Permitted Debt (other than clause (16) thereof); provided further that the amount of Indebtedness outstanding under any revolving credit facility shall be determined based on the average daily balance outstanding during such period).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Parent Guarantor) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest and such Indebtedness is to be given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

For the purposes of this definition and the definition of Consolidated EBITDA, the pro forma calculation may include anticipated expense and cost reductions and synergies as determined in good faith by a responsible financial or accounting Officer of the Parent Guarantor. In determining the amount of

Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense (net of interest income) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether or not, paid, received or accrued, including, without limitation, amortization of debt discount (but not deferred financing fees, debt issuance costs, commissions, fees and expenses), non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments), the interest component of deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and giving effect to the net impact of all payments made or received pursuant to Hedging Obligations (excluding amortization of fees) in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary, other than dividends on Equity Interests payable to the Parent Guarantor or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of the Parent Guarantor; minus

(5) (a) accretion or accrual of discounted liabilities other than Indebtedness, (b) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (c) interest with respect to Indebtedness of any Parent Holdco of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP and (d) interest in respect of any Subordinated Shareholder Debt.

“GAAP” means generally accepted accounting principles in the United States and in effect on the Completion Date or, with respect to Section 4.03 at the option of the Parent Guarantor, as in effect from time to time. At any time after adoption of IFRS by the Parent Guarantor or any applicable Parent

Holdco for its financial statements and reports for all financial reporting purposes, the Parent Guarantor may elect to apply IFRS for all purposes of the Indenture, in lieu of GAAP, and, upon any such election, references herein to GAAP shall be construed to mean IFRS as in effect on the Completion Date or, with respect to Section 4.03 at the option of the Parent Guarantor, as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (a) based on GAAP contained in the Indenture shall be computed in conformity with IFRS and (b) in the Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Parent Guarantor’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any Indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets or otherwise).

“Guarantors” means each of:

(1) Exopack LLC, a Delaware limited liability company, Exopack-Thomasville, LLC, a Delaware limited liability company, Exopack-Hebron, L.L.C., a Delaware limited liability company, Exopack-Ontario, Inc., a California corporation, Exopack-Technology, LLC, a California limited liability company, Cello-Foil Holding Corp., a Delaware corporation, Cello-Foil Products, Inc., a Michigan corporation, TPG Group Holding Corp., a Delaware corporation, TPG Enterprises, Inc., a Delaware corporation, TPG (US), Inc., a Delaware corporation, Exopack Advanced Coatings, LLC, a Delaware limited liability company and Intelicoat Technologies Image Products Matthews LLC, a Delaware limited liability company; and

(2) any other Person that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, including Currency Exchange Protection Agreements, or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments for which such Person is responsible or liable;

(3) representing reimbursement obligations in respect of letters of credit, bankers’ acceptances or similar instruments (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence), provided that any counter indemnity or reimbursement obligation under a letter of credit shall be considered Indebtedness only to the extent that the underlying obligation in respect of which the letter of credit has been issued would also be Indebtedness;

(4) representing Capital Lease Obligations;

(5) representing the interest bearing balance deferred and unpaid of the purchase price of any property or services (other than trade payables) due more than one year after such property is acquired or such services are completed; and

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the notes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

The term “Indebtedness” shall not include:

(1) Subordinated Shareholder Debt;

(2) anything accounted for as an operating lease under GAAP as in effect on the Completion Date and any guarantee solely in connection with, and in respect of any operating lease;

(3) Contingent Obligations in the ordinary course of business, accrued liabilities in the ordinary course of business that are not more than 90 days past due and obligations under Qualified Receivables Financings;

(4) in connection with the purchase by the Parent Guarantor or any Restricted Subsidiary of any business, any post-closing payment adjustments

(including earn-out payments) to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined and due and payable, the amount is paid within 30 days thereafter (or after settlement of any dispute directly or indirectly related to its calculation);

(5) for the avoidance of doubt, any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(6) Indebtedness pursuant to performance bonds or advance payment bonds issued in respect of the obligations of any Restricted Subsidiary for the supply of goods or services arising in the ordinary course of business for such Restricted Subsidiary, in each case, to the extent that no demand has been made in respect of such Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent Guarantor or any Subsidiary of the Parent Guarantor sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent Guarantor such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent Guarantor, the Parent Guarantor will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Parent Guarantor’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent Guarantor or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value and, to the extent applicable, shall be determined based on the equity value of such Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Parent Guarantor or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-Cash Consideration or other consideration received in non-cash form or Cash Equivalents substantially concurrently received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-Cash Consideration or other consideration received in non-cash form, including, without limitation, legal, accounting and investment banking fees, success fees, advisory fees and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, and all distributions and other payments required to be made to minority interest holders (other than the Parent Guarantor or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Sale, and any reserve for adjustment (including earn-out) or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness as to which neither the Parent Guarantor nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (2) is directly or indirectly liable as a guarantor or otherwise.

“Officer” means, with respect to any Person, (1) the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary or any Vice-President of (a) such Person or (b) if such Person is owned or managed by a single entity, of such entity or (2) any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors of such Person.

“Officers’ Certificate” means a certificate signed by an Officer, that meets the requirements of Section 12.05 hereof.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Parent Guarantor or any Subsidiary of the Parent Guarantor.

“Permitted Business” means (1) any business, services or activities engaged in by the Parent Guarantor or its Restricted Subsidiaries on the Issue Date and (2) any business, services or activities engaged in by the Parent Guarantor or any of its Restricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing, or are extensions or developments of any thereof.

“Permitted Investments” means:

(1) any Investment in the Parent Guarantor or in a Restricted Subsidiary of the Parent Guarantor;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Parent Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5) Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(6) Investments in receivables owing to the Parent Guarantor or any Restricted Subsidiary created or acquired in the ordinary course of business;

(7) Investments represented by Hedging Obligations, which obligations are permitted by Section 4.09(b)(8);

(8) Investments in the Notes and any other Indebtedness of the Parent Guarantor or any Restricted Subsidiary;

(9) any Guarantee of Indebtedness permitted to be incurred by Section 4.09 (other than a Guarantee of Indebtedness of an Affiliate of the Parent Guarantor that is not a Restricted Subsidiary);

(10) any Investment existing on, or made pursuant to binding commitments existing on, the Completion Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Completion Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Completion Date or (b) as otherwise permitted under the Indenture;

(11) Investments acquired after the Completion Date as a result of the acquisition by the Parent Guarantor or any Restricted Subsidiary of

another Person, including by way of a merger, amalgamation or consolidation with or into the Parent Guarantor or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 after the Completion Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12) pledges or deposits (a) with respect to leases or utilities provided to third parties in the ordinary course of business or (b) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.09;

(13) any Investment to the extent made using as consideration Capital Stock of the Parent Guarantor (other than Disqualified Stock), Subordinated Shareholder Debt or Capital Stock of any Parent Holdco of the Parent Guarantor;

(14) Management Advances;

(15) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of $60 million and 2.4% of Total Assets; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause (15);

(16) Investments in joint ventures of the Parent Guarantor or any of its Restricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of $60 million and 2.4% of Total Assets; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause (16); and

(17) any Investment in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness.

“Permitted Liens” means:

(1) Liens on the assets of the Parent Guarantor or any of its Restricted Subsidiaries securing (a) Indebtedness incurred pursuant to either clause (1), (17) or (18) of Section 4.09(b) and/or (b) Indebtedness Incurred pursuant to Section 4.09(a); provided that, in the case of clause (b), on the date of such incurrence and on a pro forma basis (including pro forma application of the proceeds therefrom) the Consolidated Senior Secured Leverage Ratio of the Parent Guarantor is equal to or less than 2.5 to 1.0;

(2) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(3) Liens in favor of the Parent Guarantor or any of the Restricted Subsidiaries;

(4) Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Parent Guarantor or any Restricted Subsidiary; provided that such Liens secure Indebtedness permitted to be incurred by Section 4.09, and either (a) such Liens are not created, incurred or assumed in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Parent Guarantor or any Restricted Subsidiary or (b) at the time of the acquisition or other transaction in connection or contemplation of which such Indebtedness was incurred, (x) the Consolidated Senior Secured Leverage Ratio of the Parent Guarantor would have been less than 2.5 to 1.0 after giving pro forma effect to the incurrence of such Indebtedness, or (y) the Consolidated Senior Secured Leverage Ratio of the Parent Guarantor would not be greater than it was immediately prior to giving pro forma effect to the incurrence of such Indebtedness;

(5) Liens to secure the performance of statutory obligations, trade contracts, insurance, surety or appeal bonds, workers compensation obligations, leases (including, without limitation, statutory and common law landlord liens), performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens to secure Indebtedness permitted by Section 4.09(b)(4) covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Completion Date and under the Surviving Local Facilities;

(8) Liens for taxes, assessments or governmental charges or claims that (a) are not yet due and payable or (b) are being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) Liens securing Indebtedness under Hedging Obligations, which obligations are permitted by Section 4.09(b)(8);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture (excluding Liens to secure Permitted Refinancing Indebtedness initially secured pursuant to clauses (1)(a) and (29) of this definition); provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(15) filing of Uniform Commercial Code financing statements under U.S. state law (or similar filings under applicable jurisdiction) in connection with operating leases in the ordinary course of business;

(16) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(18) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19) leases, licenses, subleases and sublicenses of assets in the ordinary course of business;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(21) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Parent Guarantor or any Restricted Subsidiary has easement rights or on any real property leased by the Parent Guarantor or any Restricted Subsidiary and subordination or similar agreements relating thereto and (b) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(22) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(23) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(24) Liens (including put and call arrangements) on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(25) limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(26) Liens on any proceeds loan made by the Parent Guarantor or any Restricted Subsidiary in connection with any future incurrence of Indebtedness permitted under the Indenture and securing that Indebtedness;

(27) Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(28) Liens on assets of Restricted Subsidiaries that are not Note Guarantors securing Indebtedness of Restricted Subsidiaries that are not Note Guarantors permitted by Section 4.09; and

(29) Liens incurred in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary that does not exceed $25 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries (other than intercompany Indebtedness (other than any proceeds loan)); provided that:

(1) the aggregate principal amount (or accreted value, if applicable), or if issued with original issue discount, aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the Indebtedness renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the final maturity date of the Notes and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is expressly, contractually, subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, on terms at least as favorable to the holders of Notes or the Note Guarantees, as the case may be, as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(4) if the Company or any Guarantor was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is incurred either by the Company or by a Guarantor.

“Related Party” means:

(1) any controlling stockholder, partner or member, or any 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual), of the Sponsor; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50% or more controlling interest of which consist of the Sponsor and/or such other Persons referred to in the immediately preceding clause.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor that is not an Unrestricted Subsidiary.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Guarantor that is designated by the Board of Directors of the Parent Guarantor as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent Guarantor;

(3) is a Person with respect to which neither the Parent Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

(d) Sections 4.03 (Reports), 4.04 (Compliance Certificate), 4.05 (Taxes), 4.07 (Restricted Payments), 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries), 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock), 4.10 (Asset Sales), 4.11 (Transactions with Affiliates), 4.12 (Liens), 4.15 (Payments for Consent), 4.16 (Additional Note Guarantees) and 4.17 (Designation of Restricted and Unrestricted Subsidiaries) of the Indenture will hereby be deleted in their entirety and replaced with the following:

Section 4.03 Reports.

For so long as any Notes are outstanding, the Company will furnish to the Trustee:

(a) within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the fiscal year ending December 31, 2013, annual reports containing the following information:

(1) audited consolidated balance sheet of the Parent Guarantor or its predecessor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Parent Guarantor or its predecessor for the two most recent fiscal years, including complete notes to such financial statements and the report of the independent auditors on the financial statements;

(2) pro forma income statement and balance sheet information of the Parent Guarantor, together with explanatory notes, for any acquisitions or disposition that, individually or in the aggregate when considered with all other acquisition or dispositions that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates, represent greater than 20% of the consolidated revenues, EBITDA, or assets of the Parent Guarantor on a pro forma basis or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates;

(3) with a level of detail that is substantially comparable and similar in scope to this Consent Solicitation Statement, an operating and financial review of the audited financial statements of the Parent Guarantor, including a discussion of the results of operations (including a discussion by business segment), financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies;

(4) a description of business, all material affiliate transactions and material financing arrangements (which may be set forth in the notes to the financial statements); and

(5) material risks and recent developments.

(b) within 60 days (or, in the case of the fiscal quarter ended September 30, 2013, 75 days) following the end of each of the first three fiscal quarters in each fiscal year of the Parent Guarantor or its predecessor beginning with the fiscal quarter ending September 30, 2013, quarterly reports containing the following information:

(1) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the quarterly (other than statements of cash flow) and year to date periods ending on the unaudited condensed balance sheet date, and the comparable prior year periods for the Parent Guarantor or its predecessor, together with condensed note disclosure;

(2) pro forma income statement and balance sheet information, together with explanatory notes, for any acquisition or disposition that, individually or in the aggregate when considered with all other acquisitions or dispositions that have occurred since the beginning of the most recent completed fiscal quarter as to which such quarterly report relates, represents greater than 20% of the consolidated revenues, EBITDA or assets of the Parent Guarantor on a pro forma basis or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates;

(3) an operating and financial review of the unaudited financial statements (including a discussion by business segment), including a discussion of the consolidated financial condition and results of operations of the Parent Guarantor and any material change between the current quarterly period and the corresponding period of the prior year; and

(4) material recent developments in the business of the Parent Guarantor and its Subsidiaries; and

(c) promptly after the occurrence of:

(1) a material acquisition, disposition or restructuring (including any acquisition or disposition that would require the delivery of pro forma financial information pursuant to clauses (a) or (b) above);

(2) any senior management change at the Parent Guarantor;

(3) any change in the auditors of the Parent Guarantor;

(4) any resignation of a member of the Board of Directors of the Parent Guarantor as a result of a disagreement with the Parent Guarantor, as applicable;

(5) the entering into an agreement that will result in a Change of Control; or

(6) any material events that the Parent Guarantor announces publicly, in each case, a report containing a description of such events,

provided, however, that the reports set forth in clauses (a), (b) and (c) above will not be required to (i) contain any reconciliation to U.S. generally accepted accounting principles or (ii) include separate financial statements for any Guarantors or non-Guarantor Subsidiaries of the Parent Guarantor.

(d) If the Parent Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the quarterly and annual financial information required by (a) of this Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto, of the financial condition and results of operations of the Parent Guarantor and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent Guarantor.

(e) All financial statements shall be prepared in accordance with GAAP. Except as provided for above, no report need include separate financial statements for the Parent Guarantor or Subsidiaries of the Parent Guarantor or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Consent Solicitation Statement.

(f) In addition, for so long as any Notes remain outstanding, the Parent Guarantor has agreed that it will, furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the US Securities Act.

(g) So long as any Notes are outstanding, the Parent Guarantor will:

(1) within 10 Business Days after furnishing to the Trustee the annual and quarterly reports required by clauses (a) and (b) above, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(2) maintain a website to which noteholders, prospective investors, broker-dealers and securities analysts are given access and to which all of the reports required by this Section 4.03 are posted.

(h) In the event that (1) the Parent Guarantor becomes subject to the reporting requirements of Section 13(a) or 15(d) of the US Exchange Act, or elects to comply with such provisions, for so long as it continues to file the reports required by Section 13(a) with the SEC or (2) the Parent Guarantor elects to provide to the Trustee reports which, if filed with the SEC would satisfy (in the good faith judgment of the Parent Guarantor) the reporting requirements of Section 13(a) or 15(d) of the US Exchange Act (other than the provision of U.S. GAAP information, certifications, exhibits or information as to internal controls and procedures), for so long as it elects, the Parent Guarantor will deliver to the Trustee such annual reports, information, documents and other reports and that the Parent Guarantor is, or would be, required to file with the SEC pursuant to Section 13(a) or 15(d). The Parent Guarantor may comply with any requirement to provide reports or financial statements under this covenant by providing any report or financial statements of a direct or indirect Parent Holdco of the Parent Guarantor so long as such reports (if an annual or quarterly report) include a reconciliation of the results of such Parent Holdco to the consolidated results of the Parent Guarantor. Upon complying the foregoing requirements, the Parent Guarantor will be deemed to have complied with the provisions contained in the preceding paragraphs.

(i) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within fifteen days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.07 Restricted Payments.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Parent Guarantor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor or any of its Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent Guarantor and other than dividends or payments or distributions payable to the Parent Guarantor or a Restricted Subsidiary;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent Guarantor) any Equity Interests of the Parent Guarantor or any direct or indirect parent company or entity of the Parent Guarantor;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantees (excluding any intercompany Indebtedness between or among the Parent Guarantor and any of its Restricted Subsidiaries), except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Indebtedness in anticipation of satisfying a scheduled sinking fund obligation, principal installment or scheduled maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement;

(4) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Debt; or

(5) make any Restricted Investment (each such payment and other action set forth in these clauses (1) through (5) above being a “Restricted Payment”),

unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Parent Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent Guarantor and its Restricted Subsidiaries since July 1, 2013 (excluding Restricted Payments permitted by paragraph (b) of this section 4.07, except for clauses (1) and (9) thereof), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Parent Guarantor for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2013 to the end of the Parent Guarantor’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by the Parent Guarantor since the Completion Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Parent Guarantor (other than Disqualified Stock and Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Parent Guarantor or convertible or exchangeable debt securities of the Parent Guarantor, in each case that have been converted into or exchanged for Equity Interests of the Parent Guarantor (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Parent Guarantor) or from the issuance or sale of Subordinated Shareholder Debt (other than an issuance or sale to a Subsidiary of the Parent Guarantor); plus

(iii) to the extent that any Restricted Investment that was made after the Completion Date is (x) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of the property, assets and marketable securities received by the Parent Guarantor or any Restricted Subsidiary (other than from the Parent Guarantor or a Restricted Subsidiary), or (y) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Restricted Investment of the Parent Guarantor and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(iv) to the extent that any Unrestricted Subsidiary designated as such after the Completion

Date is redesignated as a Restricted Subsidiary or is merged or consolidated into the Parent Guarantor or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Parent Guarantor or a Restricted Subsidiary, the Fair Market Value of the property or assets received by the Parent Guarantor or one or more Restricted Subsidiaries or the Parent Guarantor’s Restricted Investments in such Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets, excluding the amount of any Investment in such Unrestricted Subsidiary that constituted a Permitted Investment made pursuant to clauses (15) and/or (16) of the definition of “Permitted Investment”; plus

(v) 100% of any cash dividends or distributions received by the Parent Guarantor or a Restricted Subsidiary after the Completion Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Parent Guarantor for such period.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Parent Guarantor) of Equity Interests of the Parent Guarantor (other than Disqualified Stock) or Subordinated Shareholder Debt or from the substantially concurrent contribution of common equity capital to the Parent Guarantor; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of amounts under Section 4.07(a)(C)(ii), shall not constitute Excluded Contributions and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07 of this Indenture;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness, and the repurchase, redemption, defeasance of other acquisition or retirement for value of Preferred Stock of the Parent Guarantor or a Restricted Subsidiary made by exchange for or out of the net cash proceeds from an issuance of Preferred Stock of the Parent Guarantor or a Restricted Subsidiary;

(4) the repurchase, redemption or other acquisition or retirement, and any loans, advances, dividends or distributions by the Parent Guarantor to any direct or indirect parent company to repurchase, redeem or otherwise acquire or retire, for value of any Equity Interests of the Parent Guarantor or any Restricted Subsidiary or any direct or indirect parent company held by any current or former officer, director, employee or consultant of the Parent Guarantor or any of its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15.0 million plus an amount equal to $5.0 million multiplied by the number of years that have elapsed since the Completion Date, subject to a maximum of $25.0 million in any calendar year; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds from the sale of Equity Interests of the Parent Guarantor or a Restricted Subsidiary or any direct or indirect parent company received by the Parent Guarantor or a Restricted Subsidiary during such calendar year, in each case from members of management, directors or consultants of the Parent Guarantor, any of its Restricted Subsidiaries or any of its direct or indirect parent companies and (b) the cash proceeds of key man life insurance policies of the Parent Guarantor or a Restricted Subsidiary received by the Parent Guarantor or a Restricted Subsidiary after the Completion Date less any amount previously applied to the making of Restricted Payments pursuant to this clause (4), in each case, to the extent the cash proceeds have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.07(a)(C)(ii) or Section 4.07(b)(2) and are not Excluded Contributions;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible securities;

(6) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Parent Guarantor or any preferred stock of any Restricted Subsidiary issued on or after the Completion Date in accordance with Section 4.09 hereof;

(7) payments of cash, dividends, distributions, advances or other Restricted Payments by the Parent Guarantor or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options or warrants or (b) the conversion or exchange of Capital Stock of any such Person;

(8) any payments (including pursuant to a tax sharing agreement or similar arrangement) between the Parent Guarantor and any other Person or a Restricted Subsidiary and any other Person with which the Parent Guarantor or any of its Restricted Subsidiaries files a consolidated tax return or with which the Parent Guarantor or any of its Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such payments do not exceed the amounts of tax that would be payable by the Parent Guarantor and its Restricted Subsidiaries on a stand-alone basis and that the related tax liabilities of the Parent Guarantor and its Restricted Subsidiaries are relieved thereby;

(9) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, following an Initial Public Offering of the Capital Stock of the Parent Guarantor or a Parent Holdco of the Parent Guarantor, the payment of dividends on the Capital Stock of the Parent Guarantor or payments in respect of Subordinated Shareholder Debt in an amount per annum not to exceed the greater of (a) 6% per annum of the net cash proceeds received by the Parent Guarantor from such Initial Public Offering and (b) 5% of the Market Capitalization; provided, that in the case of clause (b) after giving pro forma effect to the payments of such dividend, the Parent Guarantor’s Consolidated Leverage Ratio would have been less than 3.0 to 1.0;

(10) advances or loans to (a) any future, current or former officer, director, employee or consultant of the Parent Guarantor or a Restricted Subsidiary to pay for the purchase or other acquisition for value of Equity Interests of the Parent Guarantor (other than Disqualified Stock) or any direct or indirect parent company, or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement or (b) any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Equity Interests of the Parent Guarantor (other than Disqualified Stock); provided that the total aggregate amount of Restricted Payments made under this clause (10) does not exceed $5 million in any calendar year;

(11) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests (other than the Parent Guarantor or any Restricted Subsidiary) on no more than a pro rata basis;

(12) so long as no Default or Event of Default has occurred and is continuing, the payment of Management Fees;

(13) Permitted Parent Payments;

(14) Restricted Payments that are made with Excluded Contributions;

(15) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or to any Note Guarantees (other than any Indebtedness so subordinated and held by Affiliates of the Parent Guarantor) (a) upon a Change of Control to the extent required by the agreements governing such Indebtedness at a purchase price not greater than 101% of the principal amount of such Indebtedness, but only if the Company shall have complied with its obligations under Section 4.14 hereof and the Company repurchased or concurrently repurchases all Notes tendered pursuant to the offer required by such covenant prior to offering to purchase, purchasing or repaying such Indebtedness, (b) with Excess Proceeds remaining after an Asset Sale Offer if required by the terms governing such Indebtedness, at a purchase price not greater than 100% of the principal amount of such subordinated Indebtedness, plus accrued and unpaid interest, or (c) that is Acquired Debt, at a purchase price not greater than 100% of the principal amount of such subordinated Indebtedness, plus accrued and unpaid interest;

(16) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(17) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $35.0 million since the Completion Date; and

(18) the payment of any fees and purchases of Receivables and related assets in connection with a Qualified Receivables Transaction.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Parent Guarantor or any Restricted Subsidiary, or

with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Parent Guarantor or any Restricted Subsidiary;

(2) make loans or advances to the Parent Guarantor or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its properties or assets to the Parent Guarantor or any Restricted Subsidiary.

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Indebtedness incurred by the Parent Guarantor or any Restricted Subsidiary, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) any agreements as in effect on the Completion Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Completion Date (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor);

(2) this Indenture, the Notes, the Note Guarantees, and the New Term Loan, the New ABL Facilities, the Exopack Holdings Notes and any guarantees of any of the foregoing and any security documents relating to the New Term Loan or the New ABL Facilities;

(3) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred pursuant to the provisions of Section 4.09 hereof if the encumbrances and restrictions contained in any such agreement or instrument, taken as a whole, are not materially less favorable to the holders of Notes than is customary in comparable financings (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor) or such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(4) applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent Guarantor or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment and similar provisions in contracts, leases and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the purchase, transfer or lease of property or assets purchased or leased to the Parent Guarantor or any Restricted Subsidiary;

(8) any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor);

(10) Liens permitted to be incurred under Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13) any encumbrance or restriction effected in connection with a Qualified Receivables Transaction;

(14) any encumbrance or restriction with respect to Hedging Obligations; and

(15) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (14), or in this clause (15) of this Section 4.08(b); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement so extended, renewed, refinanced or replaced (in each case as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor).

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Parent Guarantor will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Parent Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Parent Guarantor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four quarter period.

Restricted Subsidiaries that are not Guarantors may only incur Indebtedness pursuant to this paragraph if, after giving pro forma effect to such incurrence of Indebtedness, the aggregate amount of Indebtedness of Restricted Subsidiaries that are not Guarantors incurred pursuant to this paragraph would not exceed $35.0 million.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Guarantor of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed an amount equal to (a) $1,000 million less the amount of Exopack Holdings Notes issued on the Completion Date, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of the Guarantors since the Completion Date to repay any term Indebtedness under a Credit Facility pursuant to Section 4.10 hereof that is at the time of repayment deemed to be incurred under this clause (1)(a), plus (b) the greater of (x) $305.0 million and (y) 12% of Total Assets, plus in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(2) (A) Indebtedness outstanding on the Completion Date (other than Indebtedness incurred under the New Term Loan, the New ABL Facilities or clauses (3) or (6) of this Section 4.09(b)) and which remains outstanding after giving effect to the use of proceeds of the Exopack Holdings Notes, and (B) all Indebtedness incurred under the Surviving Local Facilities;

(3) (A) the incurrence by the Parent Guarantor of Indebtedness represented by the Exopack Holdings Notes issued on the Completion Date and the incurrence by the Guarantors of Indebtedness represented by the Guarantees of the Exopack Holdings Notes (including any future Guarantees), (B) any loan or other instrument contributing the proceeds of the Exopack Holdings Notes issued on the Completion Date, and (C) the incurrence by the Company of Indebtedness represented by the Notes issued on the Issue Date, the incurrence by the Guarantors of Indebtedness represented by the Note Guarantees (including any future Note Guarantees);

(4) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations or other financings, in each case, incurred for the purpose of financing all or any part of the purchase price, lease, rental or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of the Parent Guarantor or any of its Restricted Subsidiaries, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $40.0 million and 1.5% of Total Assets at any time outstanding, so long as the Indebtedness exists on the date of such purchase, lease, rental or improvement or is created within 180 days thereafter;

(5) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3)(A), (3)(C), (5) or (16) of this Section 4.09(b);

(6) the incurrence by the Parent Guarantor or any Restricted Subsidiary of intercompany Indebtedness between or among the Parent Guarantor or any Restricted Subsidiary; provided that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the lender is not the Company or a Guarantor, such Indebtedness must be unsecured and ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Parent Guarantor and its Restricted Subsidiaries and (ii) only to the extent legally permitted (the Parent Guarantor and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors of officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantees, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent Guarantor or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent Guarantor or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any Restricted Subsidiary to the Parent Guarantor or to any of its Restricted Subsidiaries of preferred stock; provided that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Parent Guarantor or a Restricted Subsidiary; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Parent Guarantor or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Parent Guarantor or any Restricted Subsidiary of Hedging Obligations for bona fide hedging purposes of the Parent Guarantor and its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor);

(9) the guarantee by the Parent Guarantor or any Restricted Subsidiary of Indebtedness of the Parent Guarantor or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or a Note Guarantee, then the guarantee must be subordinated or pari passu with the Notes or the Note Guarantees, in each case to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness in respect of bankers’ acceptances, workers’ compensation claims, self-insurance obligations, captive insurance companies and the financing of insurance premiums in the ordinary course of business;

(11) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) the incurrence by the Parent Guarantor and its Restricted Subsidiaries of Indebtedness arising from agreements of the Parent Guarantor or a Restricted Subsidiary providing for customary indemnification, guarantees, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary; provided that in the case of a disposition of any business or assets, the maximum liability of the Parent Guarantor and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Parent Guarantor and its Restricted Subsidiaries in connection with such disposition;

(13) the incurrence by the Parent Guarantor and its Restricted Subsidiaries of Indebtedness in respect of (A) letters of credit, surety, performance, completion, payment, surety, appeal bonds or guarantees, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person and not in connection with the borrowing of money, including letters of credit or other similar instruments in respect of self-insurance and workers compensation obligations; provided, however, that upon the drawing of such letters of credit or other similar instrument, such obligations are reimbursed within 30 days following such drawing, and (B) any customary cash management, cash pooling or netting or setting off arrangements;

(14) Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries in respect of Management Advances;

(15) take-or-pay obligations and customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business

(16) Indebtedness (a) incurred by the Parent Guarantor or any of its Restricted Subsidiaries and used to finance an acquisition of assets and assumption of related liabilities or (b) of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Parent Guarantor or any of its Restricted Subsidiaries; provided, however, with respect to this clause (16), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred, (x) the Parent Guarantor would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (16), or (y) the Fixed Charge Coverage Ratio of the Parent Guarantor would not be less than it was immediately prior to giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (16);

(17) the incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed the greater of $45.0 million and 1.8% of Total Assets;

(18) Indebtedness incurred by any Restricted Subsidiaries of the Parent Guarantor under local overdraft and other local facilities in an aggregate principal amount not to exceed, at any one time outstanding, $30.0 million;

(19) Indebtedness of the Parent Guarantor and its Restricted Subsidiaries in connection with any Qualified Receivables Transactions;

(20) Equity Proceeds Debt; and

(21) Indebtedness relating to the Post-Closing Steps as described in “Annex A-12—Related Party Transactions—Post Closing Steps” to the Consent Solicitation Statement.

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) in Section 4.09(b) above or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness incurred under the New Term Loan will initially be deemed incurred under clause (1)(a) of the definition of Permitted Debt and may not be reclassified.

(d) The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the reclassification of preferred stock as Indebtedness due to a change in accounting principles and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant.

(e) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar -equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that (i) if such Indebtedness denominated in a non- Dollar currency is subject to a Currency Exchange Protection Agreement with respect to Dollars, the amount of such Indebtedness expressed in Dollar, as applicable, will be calculated so as to take account of the effects of such Currency Exchange Protection Agreement; and (ii) the Dollar-equivalent of the principal amount of any such Indebtedness outstanding on the Completion Date shall be calculated based on the relevant currency exchange rate in effect on the Completion Date. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the Dollar-equivalent of the Indebtedness refinanced, as applicable, determined on the date such Indebtedness was originally incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, except that to the extent that:

(1) such Dollar-equivalent was determined based on a Currency Exchange Protection Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence; and

(2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the Dollar-equivalent of such excess will be determined on the date such refinancing Indebtedness is being incurred.

(f) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent Guarantor or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(g) The amount of any Indebtedness outstanding as of any date will be:

(1) in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with GAAP;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

(a) The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(1) the Parent Guarantor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Parent Guarantor or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities (other than liabilities (or guarantees thereof) that are by their terms subordinated to the Notes or any Note Guarantees), as recorded on the balance sheet or provisioned for in the notes thereto or specifically provisioned or reserved for in the accounting books and records of the Parent Guarantor or any Restricted Subsidiary, that are assumed by the transferee of any such assets and as a result of which the Parent Guarantor and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;

(B) any securities, notes or other obligations received by the Parent Guarantor or any such Restricted Subsidiary from such transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash or Cash Equivalents within 120 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C) any Capital Stock or assets of the kind referred to in Section 4.10(b)(1)(B) or Section 4.10(b)(1)(E) hereof;

(D) any Designated Non-Cash Consideration received by the Parent Guarantor or any Restricted Subsidiary in such Asset Sales having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of $35.0 million and 1.4% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(E) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent Guarantor and each other Restricted Subsidiary are released from any guarantee of such Indebtedness in connection with such Asset Sale; and

(F) consideration consisting of Indebtedness of the Parent Guarantor or any Restricted Subsidiary (other than Indebtedness that is by its terms subordinated to the Notes or any Note Guarantees) received from Persons who are not the Parent Guarantor or any Restricted Subsidiary.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Parent Guarantor (or the applicable Restricted Subsidiary, as the case may be) may:

(1) apply such Net Proceeds (at the option of the Parent Guarantor or Restricted Subsidiary):

(A) to prepay, repay, purchase or redeem any Indebtedness of the Parent Guarantor or any Restricted Subsidiary (other than Indebtedness owed to the Parent Guarantor or an Affiliate of the Parent Guarantor or that is by its terms subordinated to the Notes or any Note Guarantees); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Parent Guarantor or such Restricted Subsidiary will retire such Indebtedness and, if the Indebtedness being repaid is revolving credit Indebtedness, will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, repurchased or redeemed;

(B) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(C) to make a capital expenditure;

(D) to acquire other assets (other than Capital Stock) not classified as current assets under GAAP that are used or useful in a Permitted Business;

(E) to purchase the Notes pursuant to an offer to all holders of Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase (subject to the right of holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date) and/or to redeem Notes pursuant to the redemption provisions set forth under Section 3.07 hereof; or

(F) any combination of the foregoing; or

(2) enter into a binding commitment to apply the Net Proceeds pursuant to clauses (B), (C) or (D) of Section 4.10(b)(1) above; provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period.

(c) Pending the final application of any Net Proceeds, the Parent Guarantor (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess

Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten Business Days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of Notes and may make an offer to all holders of other pari passu Indebtedness to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent Guarantor and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds or if the aggregate amount of Notes tendered pursuant to an Asset Sale Offer exceeds the amount of the Net Proceeds so applied, the Company will select the Notes and such other pari passu Indebtedness, if applicable, to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) The Company will comply with the requirements of Rule 14e-1 under the US Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent Guarantor (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $7.5 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm’s length basis by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor); and

(2) the Parent Guarantor delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Parent Guarantor set forth in an Officers’ Certificate which the Trustee shall be able to rely on absolutely and without further enquiry certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Parent Guarantor; and, in addition,

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, a written opinion of an accounting, appraisal or investment banking firm of international standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, which the Trustee shall be able to rely on absolutely and without further enquiry, stating that the transaction or series of related transactions is (i) fair from a financial point of view taking into account all relevant circumstances or (ii) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, collective bargaining agreement, consultant, employee benefit or indemnification arrangements with any employee, consultant, officer or director of the Parent Guarantor or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans (and any issuance or awards or grants in cash, securities or otherwise in connection therewith), entered into in the ordinary course of business;

(2) transactions between or among the Parent Guarantor and/or its Restricted Subsidiaries;

(3) transactions in the ordinary course of business with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of Officers, directors, employees or consultants of the Parent Guarantor or any of its Restricted Subsidiaries;

(5) any issuance or sale of Equity Interests (other than Disqualified Stock) of the Parent Guarantor to Affiliates of the Parent Guarantor and the granting of registration rights or entry into a stockholders agreement with respect to the Parent Guarantor’s Equity Interests;

(6) any Investment (other than a Permitted Investment) or other Restricted Payment, in either case, that does not violate the provisions of this Indenture described above in Section 4.07;

(7) Management Advances and waivers with respect thereto and the payment of Management Fees;

(8) any Permitted Investments (other than Permitted Investments described in clauses (3), (15) and (16) of the definition thereof);

(9) (a) the incurrence of any Subordinated Shareholder Debt and any amendment, waiver or other transaction with respect thereto in compliance with the other provisions of this Indenture or the Subordination Agreement, and (b) the entry into of the Subordination Agreement and any additional Subordination Agreement;

(10) transactions pursuant to, or contemplated by, any agreement in effect on the Issue Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not more disadvantageous in any material respect to the holders of Notes than the original agreement as in effect on the Issue Date (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor) and transactions or agreements described in “Annex A-12—Related Party Transactions—Post-Closing Steps” to the Consent Solicitation Statement

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Parent Guarantor or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Parent Guarantor or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(12) any payments or other transactions (including pursuant to a tax sharing agreement or similar arrangement) between the Parent Guarantor and any other Person or a Restricted Subsidiary and any other Person with which the Parent Guarantor or any of its Restricted Subsidiaries files a consolidated tax return or with which the Parent Guarantor or any of its Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such payments do not exceed the amounts of tax that would be payable by the Parent Guarantor and its Restricted Subsidiaries on a stand-alone basis and that the related tax liabilities of the Parent Guarantor and its Restricted Subsidiaries are relieved thereby;

(13) any transaction effected as part of a Qualified Receivables Transaction;

(14) transactions between the Parent Guarantor or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor; provided, however, that such director abstains from voting as a director of the Parent Guarantor or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(15) any transactions which the Parent Guarantor or any of its Restricted Subsidiaries delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of international standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, which the Trustee shall be able to rely on absolutely and without further enquiry, stating that the transaction or series of related transactions is (a) fair from a financial point of view taking into account all relevant circumstances or (b) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate; and

(16) pledges of Equity Interests of Unrestricted Subsidiaries.

Section 4.12 Liens.

The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except Permitted Liens, unless the Notes and the Note Guarantees, as applicable, are secured on an equal and ratable basis with, or prior to, the obligations so secured (and if the obligations so secured are subordinated in right of payment to the Notes or any Note Guarantees, on a priority basis) until such time as such obligations are no longer secured by a Lien.

Section 4.15 Payments for Consent.

The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Parent Guarantor and its Restricted Subsidiaries shall be permitted, unless the consent of all holders of Notes is required, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude holders of Notes in any jurisdiction or any category of holders of Notes where: (a) either: (1) the solicitation of such consent, waiver or amendment, including in connection with any tender offer or exchange offer, or (2) the payment of the consideration therefor could reasonably be interpreted as requiring the Parent Guarantor or any of its Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws or listing requirements (including, but not limited to, the United States federal securities laws and the laws of the European Union or any of its member states), which the Parent Guarantor in its sole discretion determines (acting in good faith) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (b) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of holders of Notes.

Section 4.16 Additional Note Guarantees.

(a) The Parent Guarantor will not cause or permit any of its Restricted Subsidiaries that are not Guarantors or the Company to guarantee the payment of any other Indebtedness under Credit Facilities or any Public Debt of the Company or a Guarantor unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Note Guarantees of the payment of the Notes by such Restricted Subsidiary, which Note Guarantees will be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness and on the same terms as the other Note Guarantees of the Guarantors, except that:

(1) if such Indebtedness is by its terms expressly subordinated to the Notes or any Note Guarantees, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such

Restricted Subsidiary’s Note Guarantees at least to the same extent as such Indebtedness is subordinated to the Notes or any Note Guarantees;

(2) no Note Guarantee shall be required if such Note Guarantee could reasonably be expected to give rise to or result in:

(A) personal liability for the Officers, directors or shareholders of such Restricted Subsidiary,

(B) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Parent Guarantor or such Restricted Subsidiary, or

(C) any significant cost, expense, liability or obligation (including with respect of any Taxes but excluding any reasonable guarantee or similar fee payable to the Parent Guarantor or a Restricted Subsidiary) or any deemed dividend, other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (B) undertaken in connection with, such Note Guarantee, which cannot be avoided through measures reasonably available to the Parent Guarantor or the Restricted Subsidiary;

(3) each such Note Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose and corporate benefit, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law; and

(4) none of the Company’s Restricted Subsidiaries organized outside of the United States shall be required to become a Guarantor.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Parent Guarantor may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent Guarantor and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Parent Guarantor. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Parent Guarantor may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Parent Guarantor as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the Section 4.07 If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent Guarantor as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 the Company will be in default of such covenant. The Board of Directors of the Parent Guarantor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the Section 4.09 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

(e) The following Section 4.18 (Suspension of Covenants) and Section 4.19 (Restriction on Parent Holdco Activities) will hereby be added to the Indenture.

Section 4.18 Suspension of Covenants

(a) If on any date following the Completion Date:

(1) the Notes have achieved Investment Grade Status; and

(2) no Default or Event of Default shall have occurred and be continuing on such date,

then, beginning on that day and continuing until such time, if any, at which the Notes cease to have Investment Grade Status (such period, the “Suspension Period”), the covenants specifically listed under the following captions in this Offering Memorandum will no longer be applicable to the Notes and any related default provisions of the Indenture will cease to be effective and will not be applicable to the Company and its Restricted Subsidiaries:

(1) Section 4.07—Restricted Payments;

(2) Section 4.08—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;

(3) Section 4.09—Incurrence of Indebtedness and Issuance of Preferred Stock;

(4) Section 4.10—Asset Sales;

(5) Section 4.11—Transactions with Affiliates;

(6) Section 4.17—Designation of Restricted and Unrestricted Subsidiaries; and

(7) Section 5.01(4) and Section 5.03(4)—Merger, Consolidation or Sale of Assets.

(b) Such covenants will not, however, be of any effect with regard to the actions of the Parent Guarantor and the Restricted Subsidiaries properly taken during the continuance of the Suspension Period; provided that (1) with respect to the Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of Section 4.09. Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero. The Indenture will also permit, without causing a Default or Event of Default, the Company or any of the Restricted Subsidiaries to honor any contractual commitments or take actions in the future pursuant to such contractual commitments after any date on which a Suspension Period ends.

(c) The Company shall notify the Trustee that the two conditions set forth in this provision have been satisfied, provided that such notification shall not be a condition for the suspension of the covenants set forth above to be effective. The Trustee shall not be obliged to notify Holders of such event.

Section 4.19 Restrictions on Parent Holdco Activities)

Management S.à r.l. & Partners S.C.A. (Luxembourg) (“Management SCA”) will not, and will not permit any of its Subsidiaries that is a Parent Holdco of the Parent Guarantor, to incur Indebtedness under Credit Facilities or that is Public Debt the net proceeds of which are distributed to the holders of the Capital Stock of Management SCA unless, at the time of such incurrence, the Parent Guarantor’s Consolidated Leverage Ratio (provided that for purposes of determining Consolidated EBITDA, no effect shall be given to clause (9) of the definition of Consolidated EBITDA) is less than 4.1 to 1.0. If the direct equity interests of Management SCA are transferred following the Completion Date to any Parent Holdco of the Parent Guarantor formed for the purposes of incurring Indebtedness the net proceeds of which will be distributed to such Parent Holdco’s equity holders then Management SCA shall provide that such new Parent Holdco shall accede to the Indenture and be bound in the same manner as Management SCA.

(f) The following Section 5.03 (Merger, Consolidation, or Sale of Assets—the Parent Guarantor) and Section 5.04 (General) will hereby be added to the Indenture.

Section 5.03 Merger, Consolidation, or Sale of Assets—The Parent Guarantor.

(a) The Parent Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Parent Guarantor is the surviving corporation), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole, in either case, in one or more related transactions, to another Person, unless:

(1) either: (a) the Parent Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Parent Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (for the purposes of this covenant, or as otherwise applicable, the “Surviving Entity”) is an entity organized or existing under the laws of any member state of the Pre-Expansion European Union, Switzerland, Canada, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger with the Parent Guarantor (if other than the Parent Guarantor) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Parent Guarantor under the Note Guarantee, the Indenture and the Subordination Agreement;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Parent Guarantor (if the Parent Guarantor is the Surviving Entity) or the Person formed by or surviving any such consolidation or merger (if other than the Parent Guarantor), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (b) have a Fixed Charge Coverage Ratio not less than it was immediately prior to giving effect to such transaction; and

(5) at the time of the transaction, the Parent Guarantor or the Surviving Entity, as applicable, will have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel each of which the

Trustee shall be able to rely on absolutely and without further enquiry, in each case, stating that such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition and the supplemental indenture in respect thereof complies with the Indenture and that the Note Guarantee, the supplemental indenture and the Indenture constitute legal, valid and binding obligations of the Parent Guarantor or the Surviving Entity, enforceable in accordance with their terms; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (3) and (4) above.

Section 5.04 General.

(a) The provisions set forth in this Article 5 shall not restrict and shall not apply to transactions referred to in this paragraph: (i) the merger, consolidation with, liquidation into or transfer of all or substantially all of the properties and assets of any Restricted Subsidiary of the Parent Guarantor (other than a Guarantor or the Company) to any other Restricted Subsidiary of the Parent Guarantor (other than a Guarantor or the Company); and (ii) the merger, consolidation with, liquidation into or transfer of all or substantially all of the properties and assets of any Guarantor to the Company or another Guarantor.

(b) Notwithstanding clauses (3) and (4) of Section 5.03 (which do not apply to transactions referred to in this paragraph), the Company or a Guarantor may consolidate or otherwise combine or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company or such Guarantor, reincorporating the Company or such Guarantor in another jurisdiction, or changing the legal form of the Company or such Guarantor.

(g) Section 6.01 and Section 6.02 of the Indenture will hereby be amended in their entirety to read as follows.

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Parent Guarantor or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10, 4.14 or 5.01 hereof;

(4) failure by the Parent Guarantor or any of its Restricted Subsidiaries for 60 days after written notice to the Company by the

Trustee or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent Guarantor or any Restricted Subsidiary (or the payment of which is guaranteed by the Parent Guarantor or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the Parent Guarantor or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by this Indenture, any Note Guarantee of a Significant Subsidiary (or combination of Note Guarantees of any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of this Indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee (other than by reason of a release of such Guarantor from its obligations under its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee); and

(8) the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Parent Guarantor that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Parent Guarantor that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to the Parent Guarantor, any Restricted Subsidiary of the Parent Guarantor that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Parent Guarantor that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or Special Interest, if any, that has become due solely because of the acceleration) have been cured or waived.

(h) Section 10.04 of the Indenture will hereby be amended to add the following sentence to the end of the Section.

Notwithstanding clauses 2(A) and 2(B) of Section 10.04 (which do not apply to transactions referred to in this paragraph), a Guarantor may consolidate or otherwise combine or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of such Guarantor, reincorporating such Guarantor in another jurisdiction, or changing the legal form of such Guarantor.

(i) Section 10.05(a) of the Indenture will hereby be amended and replaced with the following.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor (other than the Parent Guarantor), by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor or a sale or other disposition of all of the Capital Stock of any Person which is a Parent Holdco of that Guarantor and that Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition, in each case to a Person that is not (either before or after giving effect to such transactions) the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor or a sale or other disposition of all of the Capital Stock of any Person which is a Parent Holdco of that Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically and unconditionally released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Parent Guarantor in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Section 4.	Affiliate Subordination Agreement.

The Holders of the Notes hereby authorize and direct the Trustee to enter into a subordination agreement, on behalf of itself and the holders of the Notes, with, among others, Exopack Holdings S.A. and Exopack Intermediate Holdings S.à r.l., pursuant to which the liabilities and obligations of the Company, and the Guarantors owed to (i) shareholders and (ii) to each other and their subsidiaries shall be subordinated in right and priority of payment to the Notes, the Exopack Holdings Notes, the New ABL Facilities and the New Term Loan on customary terms.

Section 5.	Conforming Changes.

(a) The Holders of the Notes hereby permit and approve any and all conforming changes to this Supplemental Indenture that may be required to effect the Consents (as defined in the Consent Solicitation Statement).

(b) The Holders of the Notes hereby permit and approve any and all conforming changes, including conforming waivers and amendments, to the Indenture, the Notes, the Note Guarantees and any related documents and any documents appended thereto that may be required by, or as a result of, the execution of this Supplemental Indenture.

Section 6.	Corresponding Amendments.

Pursuant to Section 11 of each Global Note, with effect on and from the date hereof and subject to becoming operative pursuant to Section 2(b) hereof, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Supplemental Indenture. To the extent of any conflict between the terms of the Notes and the terms of the Indenture, as supplemented by this Supplemental Indenture, the terms of the Indenture, as supplemented by this Supplemental Indenture, shall govern and be controlling. The Company shall, as soon as practicable after the date hereof, deliver to the Depositary a confirmed copy of this Supplemental Indenture which shall be annexed to each Global Note.

Section 7.	Ratification and Effect.

Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

Section 8.	Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 9.	Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 10.	The Trustee.

The recitals in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture.

Section 11.	Effect of Headings.

The section headings herein are for convenience only and shall not affect the construction hereof.

Section 12.	Conflicts.

To the extent of any inconsistency between the terms of the Indenture or the Global Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

Section 13.	Entire Agreement.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

Section 14.	Successors.

All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on their respective behalf, by their respective representative thereunto duly authorized, on the date first above written.

EXOPACK HOLDING CORP., as Company

By:	/s/ Jack E. Knott
Name: Jack E. Knott Title: Chief Executive Officer

EXOPACK LLC

EXOPACK-THOMASVILLE, LLC

EXOPACK-HEBRON, L.L.C.

EXOPACK-ONTARIO, INC.

EXOPACK-TECHNOLOGY, LLC

CELLO-FOIL HOLDING CORP.

CELLO-FOIL PRODUCTS, INC.

TPG GROUP HOLDING CORP.

TPG ENTERPRISES, INC.

TPG (US), INC.

EXOPACK ADVANCED COATINGS, LLC

INTELICOAT TECHNOLOGIES IMAGE PRODUCTS MATTHEWS, LLC,

as Guarantors

By:	/s/ Jack E. Knott
Name: Jack E. Knott Title: Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY N.A., as Trustee

By:	/s/ Lawrence Dillard
Name: Lawrence Dillard Title: Vice President

(Signature Page to Supplemental Indenture)